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                                     EXHIBIT 99.2
                                 EAGLE FINANCE CORP.

            Statements of Income for the twelve months ended June 30, 1996
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INCOME STATEMENT                                          1996          1996           1995           1995
                                         TOTAL          2ND QTR       1ST QTR        4TH QTR        3RD QTR
                                      -----------     ----------     ----------     ----------     ----------
Interest income:
  Interest and fee income             $31,719,132     $7,279,401    $ 8,080,506     $9,192,240     $7,166,985
  Interest expense                      9,734,815      2,483,799      2,388,923      2,528,771      2,333,322
                                      -----------     ----------     ----------     ----------     ----------
Net interest income                    21,984,317      4,795,602      5,691,583      6,663,469      4,833,663
                                      -----------     ----------     ----------     ----------     ----------
Provision for credit losses           (14,486,839)    (2,200,000)    (2,696,000)    (9,590,839)            --
                                      -----------     ----------     ----------     ----------     ----------
Net interest income after
  provision for credit losses           7,497,478      2,595,602      2,995,583     (2,927,370)     4,833,663

Other income:
  Servicing income                      3,114,625      1,676,033        677,377        452,696        308,519
  Insurance commissions                   122,913         13,850         21,235         25,019         62,809
                                      -----------     ----------     ----------     ----------     ----------
Total other income                      3,237,538      1,689,883        698,612        477,715        371,328
                                      -----------     ----------     ----------     ----------     ----------
Income before operating expenses       10,735,016      4,285,485      3,694,195     (2,449,655)     5,204,991
                                      -----------     ----------     ----------     ----------     ----------

Operating expenses
  Salaries and related costs            7,057,034      2,138,417      1,743,945      1,629,532      1,545,140
  Other operating expenses              7,047,765      1,995,982      1,811,799      1,933,044      1,306,940
                                      -----------     ----------     ----------     ----------     ----------
Total operating expenses               14,104,799      4,134,399      3,555,744      3,562,576      2,852,080
                                      -----------     ----------     ----------     ----------     ----------
Income before income taxes             (3,369,783)       151,086        138,451     (6,012,231)     2,352,911
Applicable income taxes                (1,351,249)        26,784         52,200     (2,354,579)       924,346
                                      -----------     ----------     ----------     ----------     ----------
Net Income                            $(2,018,534)     $ 124,302      $  86,251    $(3,657,652)    $1,428,565
                                      -----------     ----------     ----------     ----------     ----------
                                      -----------     ----------     ----------     ----------     ----------

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